Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2017 Equity Incentive Plan of Matthews International Corporation of our reports dated November 19, 2021, with respect to the consolidated financial statements of Matthews International Corporation and the effectiveness of internal control over financial reporting of Matthews International Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

April 29, 2022